UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________

FORM 8-K

___________

CURRENT REPORT

 Pursuant To Section 13 OR 15(d) Of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   March 23, 2015

FUTUREWORLD CORP.
(Exact name of registrant as specified in charter)

Delaware	000-1273988	81-0562883
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

	3637 4th Street North, 330 Saint Petersburg, Florida	33704
	(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (727) 474-1816

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORWARD LOOKING STATEMENTS

This Form 8-K and other reports filed by Registrant from time to time with the Securities and Exchange Commission (collectively the "Filings") contain or may contain forward looking statements and information that are based upon beliefs of, and information currently available to, Registrant's management as well as estimates and assumptions made by Registrant's management. When used in the filings the words "anticipate", "believe", "estimate", "expect", "future", "intend", "plan" or the negative of these terms and similar expressions as they relate to Registrant or Registrant's management identify forward looking statements. Such statements reflect the current view of Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to Registrant's industry, Registrant's operations and results of operations and any businesses that may be acquired by Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Although Registrant believes that the expectations reflected in the forward looking statements are reasonable, Registrant cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, Registrant does not intend to update any of the forward-looking statements to conform these statements to actual results.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On March 10, 2015, An Exchange Agreement was entered, by and among certain share and debt holders, representing the majority of the shares issued of Aegea Inc. (“the AEGA Holders”) which is a publicly filed Colorado Company, and FutureWorld, Corp. (FWDG) a Delaware Corporation which is the owner of the wholly owned subsidiary of FutureLand Properties, LLC, which is a Colorado Limited Liability Corporation.

FWDG and the AEGA Holders entered into the purchase and exchange agreement where the AEGA Holders agreed to deliver to FutureWorld their share holdings of Aegea, Inc., in exchange for certain actions including their choice to resign as directors of Aegea, with the simultaneous appointment of two directors being appointed. The exchange of the shares held by AEGA Holders was such AEGA Holders which shares represent the controlling interest of Aegea, Inc. In return for their shares of Aegea, Inc. in the common shares held, in combination with such debt forgiveness by the Aegea Holders, the AEGA Holders shall receive, an amount of shares to be equal to four and nine tenths percent (4.9%) of the outstanding shares of Aegea, and a reverse division occurs. In addition, the controlling shareholders being the Aegea Holders, resolved after recommendation by the Board of Directors, in a binding resolution, that the Board of Directors and management were authorized to execute a reverse division of the common shares of the Corporation’s common stock, up to a 400 to 1 reverse division.

The exchange agreement was entered by the Aegea Holders of shares for their shares and debt, to be exchanged for shares of the Company’s common shares, post reverse division, which would be to the amount of 4.9% of the ensuing outstanding and issued shares for a period of one year post reverse division.

1.	In addition, upon the change of the directors of the Corporation (Aegea, Inc.) the board agreed to an exchange for relief with such Aegea Holders of such controlling interest shares in combination with debt owed by Aegea. Such amount of debt, shall be a cumulative and total amount of $100,000.00 as a purchase of the assets of Aegea, Inc., including all intellectual property, contractual rights, property rights, business plan, trademarks, copyrights, websites, and for use of the name of Aegea, Inc. in a private company in a separate domiciled state.

2.	FutureWorld, Corp Holders shall receive, post-reverse division, an amount of shares to be equal or greater to ninety four percent (94%) of the outstanding shares of Aegea after such reverse division occurs.

3.	Post reverse division, there shall be an issuance of common shares, and together with the remaining outstanding shares to a total of 30,000,000 common shares issued and outstanding at the post reverse division price of $4 to $5 per share. The final valuation of the surviving company will be verified by a third party accounting firm with the acquisition of the FutureLand assets and corporation. Such assets and matters being acquired into the Corporation shall include all the FutureLand properties and operations which shall be the main assets and operations of the Corporation.

4.	The board of directors, post director change, purchased the assets and corporation being FutureLand from FWDG in exchange for the shares to be issued, which shall be distributed by FWDG. On March 16, 2015, the then current board of directors of Aegea, Inc. Keith Duffy, Scott Duffy, Carran Schneider, David Zajac and Lou Fuoco, did resign as directors of the Corporation, concurrent with the simultaneous appointment of Saed “Sam” Talari and John Verghese being appointed as the sole directors of Aegea, Inc.

The transaction is an arm’s length transaction and there are no material relationships and conflicts between the parties. Mr. Talari or Talari Industries, has no relationship or ownership of the other party of this transaction.

FutureLand’s current asset comprise of 240 acres of prime property in southern Colorado and two signed lease agreements for grow facilities on its land. Its business plan is to continue attracting legal license holders to lease land and grow facilities on its 240 acres. Based on its financial Proforma, by 2019, FutureLand will be one of the largest revenue producer in the grow industry in the nation.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit

No. Description

2.1 FINAL AGREEMENT FOR EXCHANGE, By and Between, SPECIFIC OFFERING OWNERS OF AEGEA, INC. SHARES AND DEBT AND FUTURELAND PROPERTIES, LLC, A Subsidiary of FutureWorld, Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FutureWorld Corp

/s/ Sam Talari

Sam Talari

Principal Executive Officer

Dated: March 23, 2015